UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2011 (February 11, 2011)
PSB GROUP, INC.
(Exact name of registrant as specified in its charter)

Michigan	000-50301	42-1591104
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
1800 East Twelve Mile Road, Madison Heights, Michigan 48071
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (248) 548-2900
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.03	BANKRUPTCY OR RECEIVERSHIP
          On February 11, 2011, the Michigan Office of Financial and Insurance Regulation closed Peoples State Bank (the “Bank”), which is a wholly owned banking subsidiary of PSB Group, Inc. (the “Company”), and the Federal Deposit Insurance Corporation (“FDIC”) was named as the receiver of the Bank. The Company’s principal asset is the capital stock it owns in the Bank. As a result of the closure of the Bank, the Company has minimal remaining assets.
          As the direct owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, the Company does not believe that any recovery will be realized. Accordingly, the Company’s common stock is likely to be of no value.
          The Company is currently evaluating its options for winding down the affairs of the Company.
          In connection with the closure of the Bank, the FDIC issued a press release, dated February 11, 2011, providing the following:
•	The FDIC entered into a purchase and assumption agreement with First Michigan Bank, Troy, Michigan to assume all of the deposits of the Bank. Accordingly, all depositors of the Bank will automatically become depositors of First Michigan Bank and they will continue to have uninterrupted access to their deposits. Deposits with First Michigan Bank will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•	The Bank’s ten banking offices reopened on Saturday, February 12, 2011, as branches of First Michigan Bank. However, for a period of time, customers of the Bank should continue to use the Bank’s office locations until First Michigan Bank can fully integrate the deposit records of the Bank.

•	Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov, or call the FDIC toll-free at (800) 895-3212.
          A complete copy of the FDIC’s press release can be found on the Internet at www.fdic.gov.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB GROUP, INC.
Dated: February 14, 2011	By:	/s/ David A. Wilson
David A. Wilson
Chief Financial Officer

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